EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Second Quarter 2018 Results

Sparta, Mich. – July 25, 2018 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,833,000 for the second quarter of 2018 compared to $1,635,000 in the same period in 2017. Diluted earnings per share was an adjusted $0.50 in the second quarter of 2018 compared to an adjusted $0.45 per share in the second quarter of the prior year. Diluted earnings per share for the six months ended June 30, 2018 was an adjusted $0.96 compared to an adjusted $0.85 for the six months ended June 30, 2017. Per share amounts have been adjusted for both 5% stock dividends paid on May 31, 2017 and May 31, 2018.

“With net income at a historical high for the first half of 2018, we are extremely pleased with the progress of our community bank,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “We expect our plans to open two additional full-service branch offices later this year in high-growth markets, including downtown Grand Rapids, to further add to our growth.”

Total assets remained steady at $630.3 million as of the end of the second quarter of 2018 compared to $630.1 million as of June 30, 2017. Net loans grew $15.9 million from June 30, 2017 to June 30, 2018, which along with higher interest rates on new loans led to total interest income of $6.1 million in the second quarter of 2018, which was $716,000 higher than the same period in 2017. Total deposits grew 1% or $3.6 million from June 30, 2017 to June 30, 2018.

ChoiceOne recorded no provision for loan losses in the second quarter of 2018, which was slightly lower than provision expense of $25,000 in the same period in the prior year. Nonperforming loans declined $590,000 from June 30, 2017 to June 30, 2018 as credit quality continued to remain a focal point for ChoiceOne.

Total noninterest income decreased $220,000 in the second quarter of 2018 compared to the same quarter in the prior year. Insurance and investment commissions were the largest component of the decline as a result of ChoiceOne’s sale of a majority of its investment book of business during the fourth quarter of 2017. Gains on sales of loans were also lower in the first quarter of 2018 than in the same period in the prior year as higher interest rates coupled with a low inventory of homes for sale in ChoiceOne’s market areas have negatively impacted mortgage originations. Partially offsetting these reductions in income were higher customer service charges in the second quarter of 2018 compared to the same period in 2017.

Total noninterest expense increased $332,000 in the second quarter of 2018 compared to the same period in 2017. Much of this growth was caused by higher salaries and benefits expense related to annual wage increases and additional sales and retail staff in preparation for the two new branch locations which will open later in 2018. Other noninterest expenses were also higher in the second quarter and first half of 2018 compared to the same periods in the prior year as a result of growth in loan related costs and other expenses.

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ChoiceOne’s income tax expense decreased $236,000 in the second quarter of 2018 compared to the second quarter of 2017, which caused the effective tax rate to decline from 26% to 16%. This reduction in expense was due to the Tax Cut and Jobs Act passed in December of 2017.

“Although we have seen improvements in net income related to the decrease of ChoiceOne’s corporate tax rate, we have also benefited from management’s decision in the prior year to reduce the securities balance and redeploy funds into loan growth,” said Kelly Potes.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	6/30/2018	3/31/2018	12/31/2017	6/30/2017
Cash and Cash Equivalents	$11,877	$13,985	$36,837	$17,050
Securities	168,592	171,067	159,158	184,015
Loans Held For Sale	617	1,240	1,721	1,990
Loans to Other Financial Institutions	9,006	5,637	6,802	4,162
Loans, Net of Allowance For Loan Losses	391,240	381,731	394,208	375,350
Premises and Equipment	13,571	13,348	12,855	12,473
Cash Surrender Value of Life Insurance Policies	14,706	14,608	14,514	14,315
Goodwill and Other Intangible Assets	13,728	13,728	13,728	13,728
Other Assets	7,500	7,398	6,721	6,984

Total Assets	$630,837	$622,742	$646,544	$630,067

Noninterest-bearing Deposits	$147,040	$146,912	$151,462	$133,956
Interest-bearing Deposits	380,881	385,362	388,391	390,388
Borrowings	24,251	12,720	27,416	26,586
Other Liabilities	2,397	2,134	2,725	3,609

Total Liabilities	554,569	547,128	569,994	554,539

Shareholders' Equity	76,268	75,614	76,550	75,528

Total Liabilities and Shareholders’ Equity	$630,837	$622,742	$646,544	$630,067

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2018	6/30/2017	6/30/2018	6/30/2017
Interest Income
Loans, including fees	$4,971	$4,401	$9,624	$8,565
Securities and other	1,144	1,024	2,190	2,021
Total Interest Income	6,115	5,425	11,814	10,586

Interest Expense
Deposits	463	292	809	540
Borrowings	83	56	129	114
Total Interest Expense	546	348	938	654

Net Interest Income	5,569	5,077	10,876	9,932
Provision for Loan Losses	-	25	35	25

Net Interest Income After Provision for Loan Losses	5,569	5,052	10,841	9,907

Noninterest Income
Customer service charges	1,120	1,049	2,175	2,023
Insurance and investment commissions	72	262	134	500
Gains on sales of loans	288	341	549	565
Gains on sales of securities	16	60	25	126
Earnings on life insurance policies	97	99	191	198
Other income	129	131	296	262
Total Noninterest Income	1,722	1,942	3,370	3,674

Noninterest Expense
Salaries and benefits	2,779	2,591	5,528	5,106
Occupancy and equipment	664	689	1,344	1,397
Data processing	555	554	1,089	1,130
Professional fees	310	262	527	491
Other expenses	806	683	1,590	1,324
Total Noninterest Expense	5,114	4,779	10,078	9,448

Income Before Income Tax	2,177	2,215	4,133	4,133
Income Tax Expense	344	580	642	1,052

Net Income	$1,833	$1,635	$3,491	$3,081

Basic Earnings Per Share	$0.51	$0.45	$0.97	$0.85
Diluted Earnings Per Share	$0.50	$0.45	$0.96	$0.85

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